Exhibit 99.01

NEWS RELEASE

For Immediate Release	Contact: Tom McGraw
650-875-4865

FNB Bancorp listing on The NASDAQ Global Select Market

South San Francisco, CA: April 12, 2017: FNB Bancorp (OTCQB: FNBG), the parent company of First National Bank of Northern California, today announced that its application to list its common stock on The NASDAQ Global Select Market has been approved by The NASDAQ Stock Market LLC. Trading on NASDAQ will begin with the opening of trading on Thursday, April 13, 2017 under the ticker symbol “FNBG”.

“We are pleased to be able to announce that our common stock will begin trading on The NASDAQ Global Select Market beginning on Thursday, April 13, 2017. The Company’s executive management and Board of Directors believe this action may bring higher visibility to our common stock, and therefore make it easier for the small investor to become aware of our company and provide a greater opportunity for community bank investors of all kinds to acquire our shares. We are hopeful that being exchange traded will also enhance the liquidity of our common stock. Combined with the additional shares that become available from the pending three-for-two stock split approved by the Board of Directors on March 31, 2017, we are hopeful that we will be able to increase the daily trading volume of our common stock in the near future,” stated Tom McGraw, CEO.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; and (f) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.